Exhibit 5.2

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

May 4, 2018

Check-Cap Ltd. Check-Cap Building Abba Hushi Avenue P.O. Box 1271 Isfiya, 30090 Mount Carmel, Israel
Re: Check-Cap Ltd..

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-1, No. 333-224139 (the “Registration Statement”) filed with the Securities and Exchange Commission by Check-Cap Ltd., an Israeli company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (i) up to 2,727,273 units (the “Units ”), with each Unit consisting of one ordinary share of the Company, par value NIS 2.40 per share (collectively, the “Firm Ordinary Shares”), and one series C warrant to purchase one Ordinary Share (collectively, the “Firm Series C Warrants”), (ii) up to 2,727,273 pre-funded units (the “Pre-Funded Units”) with each Pre-Funded Unit consisting of one pre-funded warrant to purchase one Ordinary Share (the “Pre-Funded Warrants”, and together with the Series C Warrants, the “Warrants”) and one Firm Series C Warrant, (iii) up to 2,727,273 Ordinary Shares issuable upon exercise of the Firm Series C Warrants (the “Firm Series C Warrant Shares”), (iv) up to an additional 409,091 Ordinary Shares (the “Additional Ordinary Shares” and together with the Firm Ordinary Shares, the “Ordinary Shares”) and/or up to an additional 368,458 Series C Warrants (the “Additional Series C Warrants” and, together with the Firm Series C Warrants, the “Series C Warrants”) issuable upon the exercise of an option granted to the Underwriter, together with up to an additional 409,091 Series C Warrant Shares underlying the Additional Series C Warrants (the “Additional Series C Warrant Shares” and together with the Firm Series C Warrant Shares, the “Series C Warrant Shares”) and (v) up to 2,727,273 Ordinary Shares issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”, and together with the Series C Warrant Shares, the “Warrant Shares”).  We understand that the Units, the Additional Ordinary Shares and the Additional Series C Warrants and the Pre-Funded Units are to be sold to the underwriter for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement to be entered into by and among the Company and the underwriter substantially in the form to be filed as an exhibit to the Registration Statement (the “Underwriting Agreement”).

Check-Cap, Ltd. May 4, 2018 Page 2

We have acted as United States securities counsel to the Company in connection with the sale of the Units, and the Pre-Funded Units and the registration of the Units, the Pre-Funded Units, the Ordinary Shares, the Warrants and the Warrant Shares.. In such capacity, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreement governing the Series C Warrants (the “Warrant Agent Agreement”), the Series C Warrants and the Pre-Funded Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Israel.

Based on the foregoing, we are of the opinion that the Warrant Agent Agreement, and each of the Warrants, if and when issued and paid for in accordance with the terms of the Underwriting Agreement will be valid and binding obligations of the Company.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as  an exhibit to the Registration Statement and any abbreviated registration statements relating thereto that may be filed to register additional securities identical to those covered by the Registration Statement (including a registration statement filed pursuant to Rule 462(b) under the Act), and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP